Exhibit 10.24

                PROPORTIONAL EXCESS OF LOSS REINSURANCE AGREEMENT

                  (hereinafter referred to as the "Agreement")

                                     between

               GIBRALTAR CASUALTY COMPANY, a Delaware Corporation

                   (hereinafter referred to as the "Company")

                                       and

   PRUDENTIAL PROPERTY AND CASUALTY INSURANCE COMPANY, an Indiana Corporation
                  (hereinafter referred to as the "Reinsurer")

          (Both the Company and the Reinsurer collectively are referred to as the "Parties" and individually as "Party")

WHEREAS, The Prudential Insurance Company of America ("Prudential") is the ultimate parent of the Reinsurer;

WHEREAS Prudential and Everest Reinsurance Holdings, Inc., a Delaware corporation ("Holdings"), have executed a Stock Purchase Agreement dated as of February 24, 2000 ("Sale Agreement") wherein Holdings will purchase from
Prudential all issued and outstanding shares of the Company, a wholly owned subsidiary of Prudential, effective as of the "Closing Date" set forth in the Sale Agreement.

WHEREAS, as of the "Closing Date," as this term is defined in the Sale Agreement, the Company has outstanding "Loss Reserves," as defined in the Sale Agreement, relating to all Policies, as defined herein, in the amount stated in the "Closing Date Financial Statement," as defined in the Sale Agreement.

WHEREAS, the Company also has potential adverse Loss Reserves development ("Adverse Loss Development"), as defined herein, and the Company desires reinsurance coverage for such Adverse Loss Development.

NOW,   THEREFORE,   in  consideration  of  mutual  covenants,   representations,
warranties, and agreements contained herein and in the Sale Agreement, the Parties agree as follows:

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ARTICLE I - CLASSES OF BUSINESS COVERED

A. By this Agreement and subject to the terms and conditions set forth below, the Reinsurer agrees to indemnify the Company for the Adverse Loss Development that may accrue to the Company under all policies, contracts, and binders of insurance or reinsurance (hereinafter "Policies") issued or renewed by the Company prior to the Closing Date.

B. Adverse Loss Development is defined as the Company's Ultimate Net Loss that is in excess of the Loss Reserves carried by the Company at the Closing Date. Subject to the Reinsurer's Limit of Liability set forth in Article V hereof, the Reinsurer shall reimburse the Company for the Adverse Loss Development paid by the Company, provided that the Company has paid an amount equal to the Loss Reserves carried by the Company at the Closing Date. Provided, however, that this Agreement shall not apply to the first four million dollars ($4,000,000) of any Settlement Concessions on Gibraltar-Sourced Business, as those terms are defined in the Quota Share Reinsurance Agreement between the Parties ("Quota Share Reinsurance Agreement"), in excess of Settlement Concessions listed on Schedule A to the Quota Share Reinsurance Agreement.

C. "Ultimate Net Loss" is defined as the Company's determination of the sum or sums (including Loss Adjustment Expenses, as defined herein) incurred by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims under all Policies, after deduction of all reinsurance and insurance recoveries and subrogation and salvage recoveries collected and received by the Company and losses paid prior to the Closing Date. Nothing herein shall be construed to mean that losses under this Agreement are not recoverable until the Company's Ultimate Net Loss has been ascertained. Ultimate Net Loss shall not include Loss in Excess of Policy Limits or Extra Contractual Obligations (as defined herein) incurred by the Company.

ARTICLE II - COMMENCEMENT AND TERMINATION

A. This Agreement shall become effective on the Closing Date and shall continue in force thereafter until two (2) years after the earlier of when (i) the Company settles all claims under all Policies, or (ii) the Reinsurer exhausts its Limits of Liability as set forth in Article V.

B.            Neither Party may terminate this Agreement.

ARTICLE III - TERRITORY

The territorial scope of this Agreement shall be identical to that of the Policies reinsured hereunder.

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ARTICLE IV - CONSIDERATION

The consideration for the reinsurance coverage is deemed paid as of the Closing Date and, with respect to the Reinsurer, includes, among other things, certain operational and other assistance (i) previously provided to the Reinsurer, which is deemed paid as of the Closing Date, and (ii) to be provided to the Reinsurer in connection with this Agreement, including pursuant to the Keepwell Agreement between Prudential and the Reinsurer of even date herewith. No further consideration shall be due to the Reinsurer.

ARTICLE V - REINSURER'S LIMIT OF LIABILITY AND COMPANY'S RETENTION

The Reinsurer shall pay to the Company an 80% quota share interest of the first two hundred million dollars ($200,000,000) of Adverse Loss Development paid by the Company, with the Reinsurer's maximum liability under this Agreement limited to one hundred and sixty million dollars ($160,000,000). The Company may reinsure its 20% quota share retention in the first two hundred million dollars ($200,000,000) of Adverse Loss Development only with an affiliate within its insurance holding company system, with `affiliate' and `insurance holding company system' having the meanings set forth under Section 5001 of the Delaware Insurance Code. Such reinsurance by the Company of any share of its 20% quota share retention with an affiliate is permissible only if the assuming affiliate fully retains and does not further cede or retrocede any share of its assumption of the 20% quota share retention, except to another affiliate of the Company; and any affiliate of the Company which assumes some share of the Company's 20% quota share retention under this provision shall be subject to the same prohibition on ceding or retroceding any share of the Company's 20% quota share retention to any person or entity that is not an affiliate of the Company.

ARTICLE VI - LOSS IN EXCESS OF POLICY LIMITS/EXTRA CONTRACTUAL OBLIGATIONS

Ultimate Net Loss shall not include any amounts that the Company pays or is held liable to pay in excess of its Policy limit, but otherwise within the terms of its Policy ("Loss in Excess of Policy Limits"), or any punitive, exemplary, compensatory or consequential damages ("Extra Contractual Obligations"), because of alleged or actual bad faith or negligence on its part in rejecting a settlement within Policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its policyholder, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action, or in otherwise handling a claim under a Policy.

ARTICLE VII - OTHER REINSURANCE

Subject always to the retention provision set forth in Article V above, on or after the Closing Date, the Company shall be permitted to obtain other reinsurance, recoveries under which shall inure solely to the benefit of the Company and all recoveries under such other reinsurance shall be entirely disregarded in applying all of the provisions of this Agreement; provided, however, that the Quota Share Reinsurance Agreement shall inure to the benefit of this Agreement.

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ARTICLE VIII - LOSS ADJUSTMENT EXPENSES

Loss Adjustment Expenses shall include both allocated and unallocated loss expenses and shall be included in the Ultimate Net Loss, and are defined as all expenses of the Company, including expenses for declaratory judgment actions, monitoring of underlying litigation or claims, and coverage opinions, incurred by the Company in the settlement, investigation, defense, or adjustment of all claims under all Policies.

ARTICLE IX - SUBROGATION AND SALVAGE

The Reinsurer shall be credited with subrogation and salvage collected and received by the Company, less the actual cost, excluding salaries and expenses of officials and employees of the Company respecting their time spent on subrogation and salvage recoveries and also excluding sums paid to any attorney as a retainer in obtaining such reimbursement or making such recovery, on account of claims and settlements involving the reinsurance coverage hereunder. Enforcement of subrogation and salvage rights shall be determined solely by the Company.

ARTICLE X - ORIGINAL CONDITIONS

A. The Reinsurer shall follow the fortunes of the Company for it Ultimate Net Loss for all loss settlements and shall pay as paid by the Company.

B. The reinsurance coverage provided under this Agreement shall be subject to all interpretations, modifications, waivers, and alterations of the Policies; provided, however, that the agreements set forth on Exhibit A hereto that are in force as of the Closing Date shall remain, or shall for purposes of determining the parties' rights and obligations under this Agreement be deemed to have remained, in force during the term of this Agreement and shall not be modified or altered, or shall for purposes of determining the parties' rights and obligations under this Agreement be deemed not to have been modified or altered, during the term of this Agreement, unless otherwise mutually agreed by the Parties.

C. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any person not a Party to this Agreement.

ARTICLE XI - REPORTS AND REMITTANCES

A. The first statement of account shall be due to the Reinsurer from the Company forty-five (45) days after the close of the first fiscal quarter that includes the Closing Date.

B. Thereafter, the Company shall submit quarterly statements of account ("quarterly reports") within forty-five (45) days after the end of each calendar quarter.

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C.            Such   quarterly   reports   shall  be  sent  by   both  facsimile
              transmission and United States Postal Service or any other delivery service used by the Company.

D. Such quarterly reports shall be in the form attached hereto as Exhibit B, or in any other form mutually agreed by the Parties.

E. Remittances shall be on a "Net Basis," defined as amounts owed between the Parties under this Agreement.

F. Remittances shall be due to the Company from the Reinsurer within forty-five (45) days from the date of receipt of the facsimile transmission of each quarterly report.

G. Failure of a Party to pay amounts owed when due under this Agreement shall result in imposition on that Party of an interest penalty equal to the rate of interest announced by Citibank, N.A. as its prime or base rate as of the due date of any remittance, calculated on the basis of the actual number of days elapsed past the due date of any remittance divided by three-hundred-and-sixty-five (365) days and payment of other losses, costs, and expenses accrued or incurred by the other Party as a result of the late payment.

ARTICLE XII - OFFSET

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one Party to the other under this Agreement.

ARTICLE XIII - ACCESS TO RECORDS

A. The Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer will have the right to inspect, all books, records, and papers of the Company in connection with any reinsurance coverage hereunder or any claims in connection herewith.

B. All records reviewed by the Reinsurer are deemed proprietary and confidential property of the Company. Further, unless pursuant to the express, written permission of the Company, the Reinsurer shall not disclose the contents of such information to any other person, persons, entity, or entities; provided, that the Reinsurer may disclose such information or portions thereof in connection with any arbitration hereunder or any legal or regulatory process, or to its directors, officers and employees and the directors, officers and employees of its affiliates and to its agents, representatives, attorneys, accountants, auditors, reinsurers (collectively, "the Reinsurer's Representatives"), in each case, who have a legitimate need to know such information (which would include, but not be limited to the right to dispute and/or assess in furtherance of a dispute) and who are informed of and agree to be bound by the confidentiality terms of this Agreement. The Reinsurer shall indemnify and hold harmless the Company for all damages resulting from any unauthorized disclosure by the

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              Reinsurer or the Reinsurer's Representatives of  records  obtained pursuant to this Article. Nothing contained in this Agreement shall be construed to prevent the Company from applying to a court
              of   competent   jurisdiction   for   equitable  relief  including
              injunction and specific performance as a remedy if the Reinsurer or any of the Reinsurer's Representatives breach or threaten to breach any of the provisions of this Article. Without prejudice to the rights and remedies otherwise available at law or equity to the Company, it is understood and agreed that the Company would be irreparably injured by a breach of this Article, that money damages would not be a sufficient remedy for any actual or threatened breach of this Article by the Reinsurer or any of the Reinsurer's Representatives and that the Company shall (without proof of actual damages) be entitled to equitable relief. In the event of litigation relating to this Article, if a court of competent jurisdiction determines that the Reinsurer or any of the Reinsurer's Representatives have breached this Article, then the Reinsurer shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with the subject litigation, including any appeal therefrom.

ARTICLE XIV - ERRORS AND OMISSIONS

Inadvertent delays, errors or omissions in connection with this Agreement or any transaction hereunder shall not relieve either Party of any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE XV - SECURITY

A. If the Company is or becomes unable to take credit in any financial statement filed with its domiciliary insurance regulator or with insurance regulators in New Jersey, California or any other state in which it currently is approved as a surplus lines insurer (or any successors to said regulators) for the reinsurance coverage provided hereunder, or if Prudential's Financial Strength Rating published by A.M. Best becomes less than "A-," the Reinsurer agrees to fund within thirty (30) days from receipt of notice from the Company that funding is required its share of Adverse Loss Development (and to replenish such funding from time to time as necessary) by:

         1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a qualified United States financial institution acceptable to said insurance regulatory authorities;

         2.   cash; and/or

         3. a Trust in compliance with the requirements of and acceptable to said insurance regulatory authorities.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form that would be acceptable to the Company's domiciliary insurance regulatory authority, will be issued for a term of at least one year and will include an "evergreen clause," that automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

         1. To reimburse itself for the Reinsurer's share of paid Adverse Loss Development, unless paid in cash by the Reinsurer;

         2. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

         3. To fund a cash account in an amount equal to the Reinsurer's share of Adverse Loss Development funded by means of a letter of credit that is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

         4. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of Adverse Loss Development and other amounts claimed to be due hereunder, if so requested by the Reinsurer.

C. In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B (1), B (3) or B (4), or in the case of B (2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

D.       In the event of funding through a  Trust:

         1. The Reinsurer shall establish a Trust Account for the benefit of the Company to fund the amounts receivable under the Agreement in a qualified United States financial institution reasonably acceptable to the Company and to said insurance regulatory authorities.

         2. The assets deposited into the Trust Account shall be valued according to their current fair market value and shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender) and investments of the type permitted by and acceptable to said insurance regulatory authorities or any combination of the above, provided that such investments are issued by an institution that is not the parent, subsidiary or affiliate of either the Reinsurer or the Company;

         3. The Reinsurer, prior to depositing assets with the trustee, shall execute assignments, endorsements in blank, or transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the trustee upon the Company's direction, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity;

         4. All settlements of account between the Reinsurer and the Company shall be in cash or its equivalent;

         5. The assets in the trust account may be withdrawn by the Company at any time, notwithstanding any other provisions in this Agreement, and shall be utilized by the Company or any successor by operation of law, including without limitation any liquidator, rehabilitator, receiver or conservator of the Company, for the purposes set forth in paragraphs B(1) -B(4) above.

ARTICLE XVI - INSOLVENCY

In the event of the insolvency of the Company, the reinsurance coverage hereunder shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the amount of claim allowed in the insolvency proceeding without diminution by reason of the inability of the Company to pay all or any part of the claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company, indicating the Policy or bond covered hereunder which claim would involve a possible liability on the part of the Reinsurer, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE XVII - ARBITRATION

A. Except with respect to disputes arising solely out of or solely in connection with Article XIII above (Access to Records), as a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Agreement, including its formation and validity, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration.

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B.       Except as provided  in  subsections  A. and D. of this  Article or with respect to judicial proceedings instituted in aid of arbitration, this Article shall constitute a waiver of the Parties' rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as might otherwise be permitted by the laws of the United States or of any State or other jurisdiction in the United States.

C. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of United States domiciled insurance or reinsurance companies. In the event that either Party should fail to choose an Arbiter within 30 days following a written request by the other Party to do so, the requesting Party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

D. The Arbiters and the Umpire ("the Arbitration Panel") shall consider this Agreement as an honorable engagement rather than merely as a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The majority decision of the Arbitration Panel shall be final and binding on both Parties. Judgment upon the final decision of the Arbitration Panel may be entered in any court of competent jurisdiction.

E. Except as provided in sub-section G. of this Article, each Party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one Party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two Parties.

F. Any arbitration pursuant to this Article shall be conducted in New York, New York unless otherwise agreed by the parties; provided, however, that the Arbitration Panel may choose to take evidence and/or convene a hearing in a place other than New York for the convenience of the parties, the witnesses or the Arbitration Panel.

G. The Arbitration Panel shall have the power to award costs, expenses, and interest to the prevailing Party in an arbitration.

ARTICLE XVIII - SERVICE OF SUIT

A. It is agreed that in the event of the failure of the Reinsurer to pay any amount claimed to be due hereunder or to otherwise perform its obligations hereunder, the Reinsurer will, at the request of the Company, submit to the jurisdiction of any court of competent jurisdiction within the State of New Jersey or such other jurisdiction within the United States as the Company can select as a forum, and will comply with all requirements necessary to give such court jurisdiction and all matters arising hereunder shall be determined in accordance with the law and practice of such court.

B. Service of process in such suit may be made on the Reinsurer by serving the Commissioner of Insurance of the State of New Jersey, who shall forward such process to the Reinsurer in accordance with Article XXIII or at such other address as the Reinsurer shall advise. In any suit instituted, the Reinsurer will abide by the final decision of such court.

C. Further, pursuant to any statute of any state, territory, or district of the United States of America which makes provisions therefore, the Reinsurer herein hereby designates the superintendent, commissioner or director of insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement of reinsurance and hereby designates the above-named person to whom the said office is authorized to mail such process or a true copy thereof.

D. This Article is not meant to supersede Article XVII of this Agreement or override the obligation of the parties to arbitrate their disputes in accordance with Article XVII.

ARTICLE XIX - ENTIRE AGREEMENT

This Agreement, the Sale Agreement and the Guaranty, and any exhibits to such agreements, collectively constitute the entire agreement between the Parties regarding the subject matter hereof and supercede all prior agreements and understandings, both written and oral and do not confer any rights or remedies to any other party or any other person.

ARTICLE XX - AMENDMENTS AND ALTERATIONS

This Agreement shall not be changed, supplemented, modified, or amended except by an endorsement/addendum signed by the Parties and attached hereto.

ARTICLE XXI - NO WAIVER

No forbearance to enforce any provision or right hereunder shall be deemed a waiver thereof, and no waiver of any breach of any term or covenant herein shall be construed as a waiver of any other breach of the same, or any other term or covenant herein.

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ARTICLE XXII - CONSTRUCTION

This Agreement is the result of arms-length negotiations between the Parties and has been prepared jointly by the Parties. In applying and interpreting the provisions of this Agreement, there shall be no presumption that either the Company or the Reinsurer prepared this Agreement, or that this Agreement shall be construed in favor of or against either the Company or the Reinsurer.

ARTICLE XXIII - NOTICES

Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission, or sent by certified, registered or express mail, postage prepaid, to:

         If to the Reinsurer, to:

         Richard Green,
         Vice President
         Prudential Property and Casualty Insurance Company
         23 Main St., 4th Floor
         Holmdel, NJ  07032
         Phone: 732-946-5082
         Fax:   732-946-5029

         with a copy to:

         Doreen Faga
         President, Gibraltar Operations
         The Prudential Insurance Company of America
         Eisenhower Corporate Center, Building 3
         290 West Mt. Pleasant Avenue
         Livingston, NJ  07039
         Phone: 973-548-5980
         Fax:   973-548-5950


         If to the Company, to:

         Janet J. Burak
         Senior Vice President and General Counsel
         Everest Reinsurance Holdings
         477 Martinsville Road
         P.O. Box 830
         Liberty Corner, NJ  07938
         Phone: 908-604-3170
         Fax:   908-604-3450
or in each case to such other address as a party may designate for itself by like notice to the other party.

ARTICLE XXIV - GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, has executed this Agreement as of the date undermentioned at:

Livingston, NJ, this 19th day of September 2000.

/S/ DOREEN FAGA
--------------------------------------------------------------------------------
    Doreen Faga
    Presdient, Gibraltar Casualty Company


IN WITNESS WHEREOF, the Reinsurer, by its duly authorized representative, has executed this Agreement as of the date undermentioned at:

Holmdel, NJ, this 19th day of September 2000.

/S/ RICHARD M. GREEN
--------------------------------------------------------------------------------
    Richard M. Green

                                    EXHIBIT A

Aggregate Stop Loss Retrocession Agreement between Prudential Reinsurance Company and Gibraltar Casualty Company (effective 10/6/95)

Quota Share Reinsurance Agreement issued to Gibraltar Casualty Company by Prudential Reinsurance Company (dated May 1, 1985) (Gibraltar's cession to Prudential Reinsurance for MUF eligible business)

Direct Excess Quota Share Reinsurance Agreement between Prudential Reinsurance Company and Gibraltar Casualty Company (effective January 1, 1986)

Quota Share Reinsurance Agreement between Prudential Reinsurance Company and Gibraltar Casualty Company ("Med Mal") effective 1/1/89

MUF Commutation Agreements between Gibraltar Casualty Company, Prudential Reinsurance Company and various MUF participants executed between 1985 and 1987, the "MUF Buybacks"